SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 5, 2005

Public Service Company of Colorado

(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

001-3280	84-0296600
(Commission File Number)	(IRS Employer Identification No.)

1225 17th St., Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 303-571-7511

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Natural Gas Rate Case

On October 5, 2005, intervenors began filing testimony regarding the Public Service Company of Colorado (PSCo) gas rate case, which was filed with the Colorado Public Utilities Commission (CPUC) in May 2005.  PSCo’s filing, amended in July 2005, requests an increase in annual revenues of approximately $34.5 million, or 3 percent.  The filing asks for a return on equity of 11.00 percent with a capital structure consisting of 55.49 percent equity and 44.51 percent debt resulting in an overall return on rate base of 9.01 percent applied to year end rate base.

In its testimony, the staff of the CPUC counter-proposed an increase in annual revenues of approximately $9 million, a return on equity of 9.5 percent and a capital structure consisting of 52.53 percent equity and 47.47 percent debt, resulting in an overall return on rate base of 8.11 percent applied to average rate base.

The Office of Consumer Counsel also filed testimony.  It proposed a decrease in annual revenues of $189,000, a return on equity of 8.5 percent and a capital structure consisting of 50.11 percent equity and 49.89 percent debt, resulting in an overall return on rate base of 7.56 percent applied to average rate base.

Several other parties filed testimony with their proposals to the CPUC.  The testimony filed can be viewed on the CPUC Web site at http://www.dora.state.co.us/puc/docket_activity/HighprofileDockets/05S-264G.htm.

Corporate-Owned Life Insurance

As previously disclosed in note 3 to PSCo’s financial statements in its Quaterly Report on Form 10-Q for the quarter ended June 30, 2005, in April 2004, Xcel Energy filed a lawsuit in U.S. District Court for the District of Minnesota against the Internal Revenue Service (IRS) to establish its entitlement to deduct, for tax years 1993 and 1994, policy loan interest related to Corporate-Owned Life Insurance (COLI) policies on some of the employees of PSCo.  These COLI policies are owned and managed by PSR Investments, Inc. (PSRI), a wholly owned subsidiary of PSCo.

In December 2004, Xcel Energy filed suit in U.S. Tax Court in Washington D.C. for tax years 1995 through 1997 and again in March 2005 for tax years 1998 and 1999.  The IRS has challenged the deductibility of such interest expense deductions and has disallowed the deductions taken in tax years 1993 through 2001.  Xcel Energy requested that the tax court consolidate and stay its petitions pending the decision in the district court litigation.  On May 2, 2005, Xcel Energy filed a motion for summary judgment in the district court litigation, which summary judgment motion asserted that Xcel Energy is entitled, as a matter of law, to deduct the policy loan interest.  On June 22, 2005, the government also filed a summary judgment motion arguing, that Xcel Energy lacked an insurable interest in the lives of its employees, and therefore, the policies were allegedly void.  Both motions were heard in district court on August 19, 2005.  On October 12, 2005, because there were material issues of fact still in dispute, the district court denied Xcel Energy’s motion for summary judgment, which asserted that Xcel Energy is entitled as a matter of law to deduct the policy loan interest.  It also denied the government’s motion for summary judgment, which asserted that Xcel Energy had no insurable interest in the lives of its employees.  The district court did grant partial summary judgment to Xcel Energy affirming that it had an insurable interest in the lives of its employees.  See additional information in the district court memorandum opinion and order filed as Exhibit 99.01.  The case is expected to proceed to trial and the litigation could require several years to reach final resolution, if the trial court decision is appealed.

Xcel Energy contends that the IRS position is not supported by tax law. Based upon this assessment, management believes that the tax deduction of interest expense on the COLI policy loans is in full compliance with the law. Accordingly, PSRI has not recorded any provision for income tax or related interest or penalties that may be imposed by the IRS and has continued to take deductions for interest expense related to policy loans on its income tax returns for subsequent years.  As discussed above, the litigation could require several years to reach final resolution.  Defense of Xcel Energy’s position may require significant cash outlays, which may or may not be recoverable in a court proceeding.  Although the ultimate resolution of this matter is uncertain, it could have a material adverse effect on PSCo’s financial position and results of operations and cash flows.

Reference is made to PSCo’s Form 10-Q for the quarter ended June 30, 2005 for a discussion of the potential financial impact of this matter on PSCo.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description
99.01	US District Court, District of Minnesota, Memorandum Opinion and Order.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Public Service Company of Colorado (a Colorado Corporation)

/s/ BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer
October 14, 2005